Exhibit 99.1
Sorrento Therapeutics, Inc. and QuikByte Software, Inc. Complete Merger
San Diego, CA and Miami, FL — September 18, 2009 — Sorrento Therapeutics, Inc. (“STI”), a privately-held and development-stage biopharmaceutical company with a proprietary technology platform for the discovery and development of human therapeutic antibodies for the treatment of a variety of disease conditions, has merged with a wholly-owned subsidiary of QuikByte Software, Inc. (OTCBB:QBSW), a publicly-traded company with no active operations. As a result of the merger, Sorrento has become a wholly-owned subsidiary of QuikByte. In connection with the consummation of the merger, QuikByte intends to change its name to “Sorrento Therapeutics, Inc.” and redomesticate to a corporation incorporated under the laws of the State of Delaware. The combined company will be headquartered in San Diego, California.
Immediately prior to the closing of the merger, QuikByte completed a $2 million private placement of its common stock to certain investors, including affiliates of Dr. Phillip Frost, Chairman and Chief Executive Officer of OPKO Health, Inc. (NYSE Amex:OPK), which was a stockholder of STI prior to the merger, and an affiliate of Mr. Glenn L. Halpryn, a director of QuikByte and its Chairman, President and Chief Executive Officer prior to the merger, and Mr. Steven Jerry Glauser, a greater than 5% shareholder of QuikByte, President of the Glauser Group, Denver, Colorado and President and Managing Partner of Alex Rodriguez Mercedes Benz, Houston, Texas.
Upon the completion of the merger, after giving effect to the private placement, the QuikByte shareholders as of immediately prior to the private placement owned approximately 4.92% of the combined company, the investors in the private placement, some of whom were QuikByte or STI shareholders prior to the private placement, owned approximately 19.83% of the combined company, not including the shares of QuikByte which they owned prior to the private placement or which were issued to them in connection with the merger, and the former STI stockholders (including OPKO) owned approximately 75.25% of the combined company, in each case on a fully-diluted basis.
In connection with the merger, Dr. Antonius Schuh, who was the Chief Executive Officer of STI immediately prior to the merger, was appointed Chief Executive Officer of QuikByte, and Dr. Henry Ji, the inventor of the STI technology, who was the Chief Scientific Officer of STI prior to the merger, was appointed Chief Scientific Officer of QuikByte. Upon the merger, the board of directors of QuikByte was reconstituted to include four directors appointed by Dr. Schuh, who include Drs. Schuh and Ji, two directors appointed by OPKO and one director appointed by QuikByte.
Dr. Schuh commented, “Sorrento Therapeutics is excited to join with QuikByte, OPKO and Dr. Frost as we develop our proprietary platform technology for the generation of fully human monoclonal antibodies.”
Mr. Glenn L. Halpryn, the Chairman, President and Chief Executive Officer of QuikByte prior to the merger stated, “We are pleased that QuikByte has this opportunity to enter into the growing field of human antibodies with an experienced team led by Drs. Schuh and Ji. The merger provides QuikByte shareholders with the opportunity to benefit from the experience of Sorrento’s management and its proprietary technology as the Company develops its human antibody library.” Mr. Halpryn will remain a director of QuikByte following the merger.
The securities issued in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or available exemptions from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Sorrento Therapeutics, Inc.
Sorrento Therapeutics, Inc., a wholly-owned subsidiary of QuikByte Software, Inc., is a development-stage biopharmaceutical company focused on applying its proprietary technology platform for the discovery and development of human therapeutic antibodies for the treatment of a variety of disease conditions, including cancer, inflammation, metabolic disease and infectious disease. The Company seeks to construct an antibody library containing fully human antibodies and designed to facilitate the rapid identification and isolation of highly specific, antibody therapeutic product candidates that are fully human and that bind to disease targets appropriate for antibody therapy.
This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning, including statements regarding expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects, the merger and the other transactions contemplated by the merger agreement. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to, the possibility that some or all of the pending matters and transactions considered by QuikByte may not proceed as contemplated, and by all other matters specified in QuikByte’s filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and product candidates. These statements are made based upon current expectations that are subject to risk and uncertainty and information available to QuikByte as of the date of this press release. QuikByte does not undertake to update forward-looking statements in this press release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in QuikByte’s filings with the Securities and Exchange Commission, including its most recent periodic report. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.
Contact:
QuikByte Software, Inc.
c/o Sorrento Therapeutics, Inc.
Antonius Schuh, Chairman and Chief Executive Officer
(858) 205-4193